Adamis Pharmaceuticals Corp 8-K

Exhibit 10.1

[***]  Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and is the type that the Registrant treats as private or confidential.

SUPPLY AGREEMENT ADDENDUM

This Supply Agreement Addendum (the “Addendum”), is entered into by and between Fagron Compounding Services, LLC d/b/a Fagron Sterile Services (“FSS” or “Purchaser”), US Compounding, Inc. (“USC”) and Adamis Pharmaceuticals Corporation (“Owner”), and is entered into in connection with the Asset Purchase Agreement entered into by the Parties contemporaneously herewith (the “Sales Agreement”).

WHEREAS, the Parties have entered into the Asset Purchase Agreement contemporaneously herewith;

WHEREAS, on and after the Effective Date, Purchaser may not be willing or able to manufacture all products that USC sold to the Book of Business Customers prior to the Effective Date;

WHEREAS, Purchaser wishes to have USC fill orders that it gets from Book of Business Customers for certain products, as listed in Exhibit E-1 hereto (such products, the “Products”), during the 90 (ninety) day period (or such extended period, as may be mutually agreed by the Parties in writing, including in connection with Section 3.2 herein) following the Effective Date (the “Transition Period”), in order to provide Purchaser time to transition to replacement offerings;

WHEREAS, USC wishes to sell such Products, on the terms and subject to the conditions contained herein, in order to enable Purchaser to fulfill orders for Products from the Book of Business Customers during the Transition Period; and

WHEREAS, Purchaser and USC agree that the sale of the Products are regulated by the Federal Food Drug and Cosmetic Act, and regulations of the Federal Food and Drug Administration (“FDA,” and such laws being referred to as “Good Manufacturing Practices” or “cGMP”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements, and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I CERTAIN DEFINITIONS

1.1       General. Any capitalized term used but not defined herein will have the meaning set forth in the Sales Agreement.

1.2       “Specifications” means the procedures, requirements, formulae and standards related to Products, and as stated in Exhibit E-1.

ARTICLE II OBLIGATIONS OF USC

Subject to the limitations and conditions of this Addendum and the Sales Agreement, during the Transition Period, USC will:

2.1       Promptly fill orders for Products from Customers in the Book of Business, as relayed to USC by Purchaser, at the price per Product set forth in Exhibit E-1. For the avoidance of doubt, Purchaser shall never take possession or ownership of the Products. USC shall ship Products directly to customers, and shall have sole responsibility for all regulatory compliance requirements relating to the Products unless specifically otherwise agreed to by the Parties. Orders for Products to Customers will be shipped on or before the second business day following the date on which they are received, provided that USC is provided all required information. Standard shipping costs are included in the prices listed in Exhibit E-1.

2.2       Provide Products which conform, in all material respects, to the Specifications and are consistent, in all material respects, with the products that USC supplied to Customers prior to the Effective Date.

 2.3       Have in stock, as of the Effective Date, the minimum inventory of each Product set forth opposite the name of such Product on Exhibit E-1, with sufficient shelf life to be saleable during the Transition Period. For the avoidance of doubt, USC is not under any obligation to manufacture additional quantities of any Product after the inventory set forth on Exhibit E-1 has been sold pursuant to this Addendum. However, while Purchaser is not obligated to make sales to consume the quantities of Products specified on Exhibit E-1, Purchaser agrees to use its best efforts to make sufficient sales during the Transition Period to consume the quantities of Products specified on Exhibit E-1.

2.4       Invoice Purchaser on a monthly basis, based on the pricing set forth on Exhibit E-1, which is fair market value in an arm's-length transaction, consistent with the general market value of the subject transaction, for all Products ordered by Customers during the Transition Period which were fulfilled by USC, and maintain appropriate records to support all invoices. For the avoidance of doubt, the monthly invoice for sales of Products during the last month of the Transition Period shall be provided promptly following the expiration of the Transition Period.

2.5       Handle all customer inquiries, complaints, adverse event investigation and reporting, and recalls or market withdrawals relating to orders filled by USC.

2.6       Reasonably cooperate with Purchaser to (i) resolve any disputes with Customers and (ii) ensure a high-quality Customer experience.

2.7       At all times operate, in all material respects, in compliance with all applicable laws relating to the sales of Products, including cGMP.

ARTICLE III OBLIGATIONS OF PURCHASER

Subject to the limitations and conditions of this Addendum and the Sales Agreement, during the Transition Period, Purchaser will:

3.1       Where it does not make a Product that would satisfy a Customer in the Book of

Business and such Customer wishes to order a Product, Purchaser will relay orders from Customers in the Book of Business to USC during the Transition Period. Such relayed orders will include all information necessary for USC to properly fill the orders. Purchaser shall be solely responsible for the accuracy of information related to orders for Products from Customers pursuant to this Addendum.

3.2       For any Products that Purchaser does not begin manufacturing during the Transition Period, but Book of Business Customers continue to order, Purchaser shall continue to relay such orders to USC until the minimum inventory listed in Exhibit E-1 is exhausted or is no longer salable for any reason, including insufficient shelf life for individual Products.

3.3       Handle all customer inquiries and complaints relating to orders for Products filled by Purchaser and not dispensed under UCS’s label.

3.4       Pay USC, in immediately available funds, for all invoices delivered by USC to Purchaser pursuant to Section 2.4 herein. All payments shall be due within thirty (30) days of USC invoicing Purchaser for such deliveries.

ARTICLE IV COMPLIANCE WITH LAWS

4.1       The Parties intend for this Addendum to comply with all applicable laws. Should any of the Parties reasonably conclude that any portion of this Addendum does not comply with any applicable law or regulation, the Parties will negotiate in good faith to modify as appropriate to ensure legal compliance. Should the Parties fail to reach a mutually agreeable resolution which brings this Addendum into compliance with applicable laws and regulations, this Addendum shall be deemed automatically terminated upon such failure, and all amounts due to USC for orders fulfilled prior to such termination shall become immediately due and payable.

ARTICLE V PATENTS & INTELLECTUAL PROPERTY

5.1       The trademarks, patents and other intellectual property of each of the Parties prior to the Effective Date shall remain the property of the respective owners of such intellectual property and nothing herein shall be construed so as to transfer ownership of any such intellectual property from the owner of the same prior to the Effective Date.

ARTICLE VI USC'S WARRANTY

6.1       Compliance with Specifications. USC warrants that the Products will be in material compliance with the Specifications and the other provisions of this Addendum respecting quality and cGMP and any other applicable law or regulatory requirement (including as it relates to the adulteration or misbranding of Products, as those terms are defined by the Federal Food Drug and Cosmetic Act, as amended, and regulations issued thereunder) at the time such Products are delivered to a common carrier for shipment to Book of Business Customers.

6.2       USC warrants that all goods delivered hereunder shall be merchantable, fit for their intended purpose and free from defects, whether latent or apparent. USC warrants that all services performed hereunder shall be performed in a good and workmanlike manner by qualified, trained personnel, free from material errors.

6.3       EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, USC MAKES NO OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES WITH RESPECT TO THE SERVICES TO BE PROVIDED PURSUANT TO THIS ADDENDUM, AND ALL IMPLIED WARRANTIES ARE HEREBY DISCLAIMED.

ARTICLE VII INDEMNIFICATION

7.1       USC will defend, indemnify, and hold Purchaser and its officers, directors,

employees, agents, affiliates, insurers, consultants and attorneys (the “Purchaser Indemnitees”) harmless from and against any and all claims, losses, liabilities, damages, costs and expenses actually incurred (including, without limitation, reasonable fees and expenses of attorneys incurred by Purchaser) arising from or relating to USC’s breach of this Addendum. The indemnification provisions herein shall not apply to the extent that a loss is caused by the negligence or intentional conduct of the Purchaser Indemnitees.

7.2       Purchaser will defend, indemnify, and hold USC and its officers, directors, employees, agents, affiliates, insurers, consultants and attorneys (the “USC Indemnitees”) harmless from and against any and all claims, losses, liabilities, damages, costs and expenses actually incurred (including, without limitation, reasonable fees and expenses of attorneys incurred by USC) arising from or relating to Purchaser’ breach of this Addendum. The indemnification provisions herein shall not apply to the extent that a loss is caused by the negligence of intentional conduct of the USC Indemnitees.

7.3       Each Party hereby waives, acknowledges and agrees that it shall not have and shall not exercise or assert, any right of indemnity or other right or remedy under the terms of this Addendum against any other Party in connection with any right of indemnity or other right or remedy brought against such other Party under the terms of the Sales Agreement.

7.4       Notwithstanding anything to the contrary herein, no Party shall be liable, whether in contract, in tort (including negligence and strict liability), in connection with the indemnification obligations in this Article VII or otherwise, for any special, indirect, punitive, exemplary, incidental or consequential damages whatsoever which in any way arise out of this Addendum.

ARTICLE VIII INSURANCE

8.1       USC shall obtain and maintain product liability insurance covering the Products with policy limits of not less than $2,000,000 and shall maintain such insurance for four years after shipment of the Product pursuant to this Addendum, which coverage may be satisfied through tail coverage. Upon request, evidence of such insurance shall be provided by USC to Purchaser.

ARTICLE IX TERM AND TERMINATION

9.1       Term. This Addendum shall automatically terminate upon the earlier to occur of (a) expiration of the Transition Period and (b) the sale of all quantities of Products set forth on Exhibit E-1, unless terminated earlier or extended in accordance with this Addendum.

9.2       Termination. A party not in default under this Agreement (the "Non-Defaulting Party") may terminate this Agreement by giving written notice to the other party (the "Defaulting Party") of the Non-Defaulting Party's intention to terminate this Agreement upon the occurrence of either or both of the following events:

(a)        a material breach by the Defaulting Party of any of its obligations hereunder; or

(b)	the filing by or against the Defaulting Party of a petition in bankruptcy, or any appointment of a receiver for the Defaulting Party or any substantial part of its assets, or any assignment for the benefit of the Defaulting Party's creditors.

Such notice will identify a date for termination of this Agreement, which date will not be sooner than fifteen (15) business days after receipt of such notice by the Defaulting Party ("Termination Date"). If the event on which the notice is based is not cured prior to the Termination Date, then this Agreement shall terminate on the Termination Date pursuant to such notice.

9.3       Effect on Other Agreements/Survival of Certain Provisions. Any Sections which by their nature are intended to survive termination of expiration of this Addendum shall survive any such termination or expiration including: Articles V through XI.

ARTICLE X MISCELLANEOUS

10.1     Entire Agreement. This Addendum, along with the exhibits hereto and the Sales Agreement constitute the entire agreement between USC and Purchaser with respect to, among other things, the sale of Products by USC. In the event of any inconsistency between this Addendum and the Sales Agreement, the Sales Agreement shall control.

10.2     No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Addendum. In the event an ambiguity or question of intent or interpretation arises, this Addendum shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Addendum.

10.3     Assignment. The obligations of the Parties hereunder shall not be assignable except with the written consent of the other Parties.

10.4     Independent Status. This Addendum shall not be construed as forming a partnership, joint venture or similar relationship between any of the Parties. All employees and representatives of USC providing services pursuant to this Addendum shall be under the direction, control and supervision of USC (and not of Purchaser), and USC shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of Purchaser.

10.5     Force Majeure. Neither Party will be liable to the other for failure to perform any part of this Addendum if such failure results from an act of God, war, terrorism, revolt, revolution, sabotage, actions of a governmental entity, laws, regulations, embargo, fire, strike, other labor trouble, endemic, insolvency or other financial difficulty of any manufacturer or any cause beyond a party's control. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Addendum, the impacted party will promptly give notice to the other party of such occurrence and the effect and/or anticipated effect of such occurrence. The impacted party will use its reasonable efforts to minimize disruptions in its performance and to resume performance of its obligations under this Addendum as soon as practicable; provided, however, the resolution of any strike or labor trouble shall be within the sole discretion of the impacted party. USC shall have the right to shut down temporarily, for routine maintenance purposes, the operation of the facilities providing any services pursuant to this Addendum whenever, in its reasonable judgement, such action is necessary; provided, however, that such shut down shall not materially adversely and unduly affect Purchaser. USC shall be relieved of its obligations to provide services pursuant to this Addendum only for the period of time that its facilities are so shut down but shall use diligent and commercially reasonable efforts to minimize any such shutdown.

10.6     Notice. Whenever written notice is required or permitted to be given by one party to the other under this Addendum, a Party may satisfy such notice requirements by conforming with the requirements for giving notice in the Sales Agreement.

10.7     Governing Law. This Addendum shall be governed by the laws of the State of Delaware, except with regard to its conflict of law provisions and the Parties subject themselves to the jurisdiction of the state and federal courts located in New Castle County, Delaware. Should any provision of this Addendum be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Addendum in full force and effect. THE PARTIES HEREBY WAIVE THE RIGHT TO A JURY TRIAL WITH REGARD TO ANY DISPUTE RELATING TO OR ARISING FROM THIS ADDENDUM.

10.8     Confidentiality. The Confidential Disclosure Agreement that was executed between Owner and Purchaser’s parent company, Fagron Holding USA, LLC, on or about May 5, 2021 (the “NDA”) shall apply to this Addendum. The Parties agree to treat the terms of this Addendum as Confidential Information, as defined in the NDA, except that each of the Parties can disclose the minimum amount of Confidential Information necessary to employees, officers, shareholders, agents, consultants and customers as necessary to carry out the purpose of this Addendum.

IN WITNESS WHEREOF, the parties, by their duly authorized officers whose signatures appear below, have executed this Addendum effective as of the date first set forth above.

Fagron Compounding Services, LLC

d/b/a Fagron Sterile Services

By	:	/s/ Andrew Pulido
Name	:	Andrew Pulido
Date	:	July 30, 2021

US Compounding, Inc.

By	:	/s/ Dennis J. Carlo
Name	:	Dennis J. Carlo
Date	:	July 30, 2021

Adamis Pharmaceuticals Corporation

By	:	/s/ Dennis J. Carlo
Name	:	Dennis J. Carlo
Date	:	July 30, 2021

EXHIBIT E-1

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